Exhibit 16.1

FEDERATED MUNICIPAL BOND FUND, INC.

UNANIMOUS CONSENT OF DIRECTORS

The undersigned, being all of the Directors of Federated Municipal Bond Fund, Inc. (“Corporation”), hereby consent, in accordance with Title 2-408, Subsection (c) of Corporations and Associations, Annotated Code of Maryland, as amended, and Article II, Section 14, of the Bylaws of the Corporation, to the adoption of the following resolution with the same effect as though it had been adopted at the meeting of the Directors of the Corporation:

RESOLVED, that the Board hereby authorizes the Secretary and Assistant Secretaries of the Corporation to sign in their place and stead, by power of attorney, the Registration Statement on Form N-14 relating to the proposed reorganization of Federated New York Municipal Income Fund, a portfolio of Federated Municipal Securities Income Trust, into the Corporation.

WITNESS the due execution hereof this 18th day of August, 2017.

/s/ John T. Collins John T. Collins	/s/ Peter E. Madden Peter E. Madden
/s/ J. Christopher Donahue J. Christopher Donahue	/s/ Charles F. Mansfield, Jr. Charles F. Mansfield, Jr.
/s/ John B. Fisher John B. Fisher	/s/ Thomas M. O’Neill Thomas M. O’Neill
/s/ G. Thomas Hough G. Thomas Hough	/s/ P. Jerome Richey P. Jerome Richey
/s/ Maureen Lally-Green Maureen Lally-Green	/s/ John S. Walsh John S. Walsh